Exhibit 99.1

Analog Devices Welcomes Bruce Evans to Board of Directors

Norwood, MA – (June 18, 2015) - Analog Devices, Inc. (NASDAQ: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced that Bruce R. Evans has been elected as a Director of the Company.
“We are honored to have Bruce join the ADI Board. He brings decades of investing experience in the technology sector and we believe he will add considerable value to ADI’s Board of Directors,” said Ray Stata, ADI Chairman of the Board.
Mr. Evans is currently a Managing Director at Summit Partners, a growth equity, venture capital and alternative investment firm with considerable experience in technology, healthcare and other growth verticals. He joined Summit in 1986 and has served as a director of over thirty companies, including twelve public companies, during his time there. Mr. Evans currently also serves as the Chairman of Summit Partners’ Board of Managers.
In addition to his work accomplishments, Mr. Evans is a member of the Vanderbilt University Board of Trust and the Chairman of Vanderbilt’s Investment Committee.
Mr. Evans earned a BE in mechanical engineering and economics from Vanderbilt University and an MBA from Harvard Business School.

About Analog Devices Analog Devices designs and manufactures semiconductor products and solutions.  We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure and connect. Visit http://www.analog.com

Editor's Contact Information:
Ali Husain
Analog Devices, Inc. 781-461-3282 Director of Investor Relations
investor.relations@analog.com